                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

American Media Incorporated
Behavioral Technology, Inc.
Decker Communications, Inc.
J. Howard & Associates, Inc.
KC Resources Creative Solutions, Inc.
Learning Systems Sciences, Inc.
MOHR Retail Learning Systems, Inc.
Novations Group, Inc.
Star Mountain, Inc.

     All of the named subsidiaries were organized under the laws of the State of Delaware (except American Media Incorporated which was organized under the laws of the State of Iowa). Aside from American Media Incorporated (which conducts certain business under the name "Business Advantage Inc."), no named subsidiary does business under any other name.